                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               STAFFMARK, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                 852389-10-5
                  --------------------------------------------
                                (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following pages)

                              Page 1 of 5 pages

CUSIP No. 852389-10-5            SCHEDULE 13G                  Page 2 of 5 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John H. Maxwell, Jr.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [ ]
                                                             (b) [X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                     351,620
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   362,439(1)
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                     351,620
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                     362,439(1)
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      714,059
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


      Not Applicable                                             [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


      5.37%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


      IN
--------------------------------------------------------------------------------


---------------
     (1) Shares are owned by spouse as to which Mr. Maxwell disclaims beneficial ownership.

CUSIP NO. 852389-10-5             SCHEDULE 13G                 Page 3 of 5 pages



Item 1(a)       NAME OF ISSUER:

                Staffmark, Inc.

Item 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                302 East Millsap Road
                Fayetteville, Arkansas 72703

Item 2(a)       NAME OF PERSON FILING:

                John H. Maxwell, Jr.

Item 2(b)       ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                8221 East 63rd Place
                Tulsa, Oklahoma 74133

Item 2(c)       CITIZENSHIP:

                United States of America

Item 2(d)       TITLE OF CLASS OF SECURITIES:

                Common Stock, $.01 par value

Item 2(e)       CUSIP NUMBER:

                852389-10-5

Item 3          Not Applicable

CUSIP NO. 852389-10-5            SCHEDULE 13G                  Page 4 of 5 pages


Item 4          OWNERSHIP

                (a)  Amount Beneficially Owned:

                     714,059(1) shares(1)

                (b)  Percent of Class:

                     5.37%

                (c)  Number of Shares as to which such Person has:


                     (i)   sole power to vote or to direct the vote

                           351,620

                     (ii)  shared power to vote or to direct the vote

                           362,439(1)

                     (iii) sole power to dispose or to direct the disposition of

                           351,620

                     (iv) shared power to dispose or to direct the disposition of

                           362,439(1)

Item 5          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                Not Applicable

Item 6          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                Not Applicable

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                Not Applicable



---------------

     (1) Shares are owned by Mr. Maxwell's spouse as to which Mr. Maxwell disclaims beneficial ownership.

CUSIP NO. 852389-10-5            SCHEDULE 13G                  Page 5 of 5 pages


Item 8          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                Not Applicable

Item 9          NOTICE OF DISSOLUTION OF GROUP

                Not Applicable

Item 10         CERTIFICATION

                Not Applicable


                                  SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                      February 7, 1997
                                      -----------------------------


                                      /s/ John H. Maxwell, Jr.
                                      -----------------------------
                                      John H. Maxwell, Jr.
                                      Executive Vice President
                                      Medical Services